UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 21, 2006

BANK OF HAWAII CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6887	99-0148992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

130 Merchant Street, Honolulu, Hawaii	96813
(Address of principal executive offices)	(Zip Code)

(808) 537-8430

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

During the second quarter of 2006, Bank of Hawaii Corporation (the “Company”) plans to record a non-cash charge of approximately $9 million, or $0.17 per diluted share, as a result of the recently-enacted Tax Increase Prevention and Reconciliation Act, or “TIPRA.”  TIPRA repealed the exclusion from federal income taxation of a portion of the income from foreign sales corporations. The Company has two leveraged leases that are affected by this legislation. The repeal will take effect on January 1, 2007 for calendar year taxpayers such as the Company.

Applicable accounting standards require that the cumulative effect of a change in a significant assumption affecting the income and expense recorded over the term of a lease, such as a change in tax law, be recognized in the period in which the change occurs. The change in the tax law and the resulting adjustment will primarily affect income tax expense. The repeal is not expected to materially affect the Company’s financial results in future periods. This adjustment had not been anticipated in previously announced earnings guidance, which will be updated in conjunction with the second quarter earnings release.

This report contains forward-looking statements which are based on numerous assumptions, any of which could prove to be inaccurate and actual results may differ materially from those projected for a variety of reasons. For a detailed discussion of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, please refer to the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission. The Company does not undertake an obligation to update forward-looking statements to reflect later events or circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2006	BANK OF HAWAII CORPORATION

	By:	/s/ Cynthia G. Wyrick
Cynthia G. Wyrick
Executive Vice President and
Corporate Secretary